CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 16, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Report to Shareholders of Franklin Growth Fund, which is also incorporated by reference into the Registration Statement, and to the incorporation by reference of our report dated September 17, 2015 relating to the financial statements and financial highlights which appear in the July 31, 2015 Annual Report to Shareholders of Franklin Large Cap Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 18, 2015